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Union Planters Bank
Managements Assertion Concerning Compliance with USAP Minimum Servicing Standards

Ladies and Gentlemen:


As of and for the year ended December 31, 2000, Union Planters Bank, National Association (the Company), has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of Americas Uniform Single Attestation Program for Mortgage Bankers (USAP).

As of and for this same period, the Company had in effect a fidelity bond and errors and omissions policy in the amounts of $25,000,000 and $25,000,000 respectively.


/s/ Dough Miller
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Dough Miller
Executive Vice President

/s/ Mark Mosteller
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Mark Mosteller
Executive Vice President

/s/ Cynthia J. Britton
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Cynthia J. Britton
Vice President

Union Planters Bank
P.O. Box 387
Memphis, TN 38147